December 11, 2014

VIA EDGAR

Securities and Exchange Commission
Investment Company Division
100 F. Street, N.E.
Washington, DC 20549

Attention:          Office of Filings, Information & Consumer Services

Re:	Henderson Global Funds (“Registrant”)
(File Nos. 333-62270, 811-10399)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, please find attached (i) the Registrant’s formal request for acceleration of Post-Effective Amendment No. 84 to the Registrant’s Registration Statement on Form N-1A (the “Amendment”) which was filed by EDGAR on October 17, 2014, and (ii) Foreside Fund Services, LLC, the Registrant’s principal underwriter, formal request for acceleration of the Amendment.

If you should have any questions, please do not hesitate to contact me at (617) 662-3153.

Very truly yours,

/s/ Timothy J. Burdick
Timothy J. Burdick
Assistant Vice President and Associate Counsel

cc:           C. Yarbrough

[Henderson Global Funds Letterhead]

December 11, 2014

VIA EDGAR

Securities and Exchange Commission
Investment Company Division
100 F. Street, N.E.
Washington, DC 20549

Re:	Henderson Global Funds (“Registrant”)
(File Nos. 333-62270, 811-10399)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, Henderson Global Funds (the “Registrant”) hereby respectfully requests that the effective date of Post-Effective Amendment No. 84 to the Registrant’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission via EDGAR on October 17, 2014 be accelerated so that it will become effective on Thursday, December 18, 2014.

Please do not hesitate to contact the undersigned at (312) 915-9144 if you have any questions concerning the foregoing.

Sincerely yours,

/s/ Christopher K. Yarbrough
Christopher K. Yarbrough
Secretary of Henderson Global Funds

[Foreside Fund Services, LLC Letterhead]

December 11, 2014

VIA EDGAR

Securities and Exchange Commission
Investment Company Division
100 F. Street, N.E.
Washington, DC 20549

Re:	Henderson Global Funds (“Registrant”)
(File Nos. 333-62270, 811-10399)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, Foreside Fund Services, LLC, principal underwriter to Henderson Global Funds (the “Registrant”) hereby respectfully requests that the effective date of Post-Effective Amendment No. 84 to the Registrant’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission via EDGAR on October 17, 2014 be accelerated so that it will become effective on Thursday, December 18, 2014.

Please call Chris Yarbrough at (312) 915-9144 if you have any questions.

Sincerely yours,

/s/ Mark Fairbanks
Mark Fairbanks
President

cc:           C. Yarbrough